EXHIBIT 99.1

Surface Ophthalmics Announces First Patient Dosed in Phase II Trial for SURF-200 for Acute Dry Eye

SURF-200 leverages the proven Klarity vehicle and betamethasone corticosteroid to treat acute dry eye

PLEASANTON, California 4 FEBRUARY 2021 – Surface Ophthalmics, Inc., a pharmaceutical company focused on the development and commercialization of innovative therapeutics for ocular diseases, today announced that the first patient has been dosed in the Phase II clinical trial for its investigational product SURF-200 (betamethasone in Klarity vehicle) for the treatment of acute dry eye.

In this dose-ranging study, SURF-200 will be studied in two different low concentration formulations, which include betamethasone, a corticosteroid with a strong track record in global use but is now making its debut in the ocular space in the United States, in the Klarity vehicle. SURF-200 has been formulated to provide comparable efficacy with an improved safety and tolerability profile when compared to currently used steroids. The trial will enroll between 120-140 patients with a primary endpoint of Symptom Improvement of one unit based on the University of North Carolina Dry Eye Management Scale by the eighth day.

Kamran Hosseini, MD, PhD, President and CEO, Surface Ophthalmics, said “We’re excited to have our first patient dosed for our SURF-200 Phase II clinical trial. Following last week’s initiation of the bold SURF-100 head-to-head clinical trial in chronic dry eye disease, we’re proud to be enrolling patients in clinical trials for both acute dry eye and chronic dry eye disease. We are the only company committed to working to meet all of the needs of dry eye patients.”

“With limited treatment options for acute dry eye, we have a great need for an effective and well-tolerated therapeutic for patients suffering from periods of acute dry eye,” stated Preeya Gupta, MD, Associate Professor of Ophthalmology at Duke University Eye Center, lead investigator for the SURF-200 clinical trial. “With a proven diluent designed to protect the ocular surface and a potent corticosteroid, I’m hopeful that SURF-200 will provide a much-needed treatment option.”

“At Surface Ophthalmics, we are off to a great start in 2021! We began the year with positive topline Phase II data from SURF-201 for pain and inflammation following ocular surgery,” said Hosseini. “Then we initiated two additional Phase II trials - first a head-to-head trial for SURF-100 against Restasis® and Xiidra® and now SURF-200 for acute dry eye. We’re focusing on strong clinical progress this year and look forward to sharing more information as it becomes available.”

ABOUT OUR CLINICAL PROGRAMS

Surface Ophthalmics is advancing three clinical programs: one in chronic dry eye disease (SURF-100), one in acute dry eye (SURF-200), and one in pain and inflammation following ocular surgery (SURF-201). These programs utilize Klarity as the delivery vehicle, which is designed to enhance patient comfort as well as protect and rehabilitate the ocular surface.

In only two years, Surface has filed three unique INDs and officially moved all three of the programs into Phase II trials.

ABOUT KLARITY

The patented Klarity delivery vehicle is used across Surface Ophthalmic’s three current clinical programs. Developed by Richard L. Lindstrom, MD, inventor of Optisol GS (an advanced corneal preservation solution), Klarity is designed to enhance patient comfort as well as protect and rehabilitate the ocular surface pathology for patients with moderate-to-severe dry eye disease.

ABOUT SURFACE OPHTHALMICS

Surface Ophthalmics, Inc. is a pharmaceutical company focused on the development and commercialization of innovative therapeutics for ocular diseases. We are striving to solve key patient needs in eye care through leveraging deep expertise, a bold approach, an eye toward efficiency, and a clear, differentiated clinical advantages. Our current drug pipeline consists of three proprietary drug candidates, all utilizing Klarity®, a patented delivery vehicle. We are led by an experienced and proven management team and board of directors with over 80 years of ophthalmology related professional experience. For more information: http://www.surfaceophthalmics.com.

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